Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-154745, 333-151778, 333-150986 and 333-131434 on Form S-8 and Registration Statement Nos. 333-155794 and 333-143865 on Form S-3 of our reports dated March 2, 2009, relating to the consolidated financial statements and financial statement schedule of UAL Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the Company’s emergence from bankruptcy and a change in accounting for share based payments), and the effectiveness of UAL Corporation’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of UAL Corporation for the year ended December 31, 2008.

/s/  Deloitte & Touche, LLP
Chicago, Illinois
March 2, 2009